Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267211

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS SUPPLEMENT NO. 1 AND
PROSPECTUS, EACH DATED SEPTEMBER 13, 2022)

WiSA Technologies, Inc.

The purpose of this Amended ATM Prospectus Supplement is to terminate our continuous offering under the ATM Program and, after giving effect to such termination, disclose the maximum dollar amount of securities we are currently eligible to offer and sell pursuant to our Form S-3 Registration Statement in a 12-month period, as limited by General Instruction I.B.6 to Form S-3. This size may later change to the extent that our public float changes or we sell additional securities pursuant to a prospectus supplement to our Form S-3 Registration Statement.

This Prospectus Supplement No. 2 (the “Amended ATM Prospectus Supplement”) amends and supplements the information in the prospectus supplement (the “Original ATM Prospectus Supplement”) forming a part of WiSA Technologies, Inc.’s (“we”, “us” and “our”) registration statement on Form S-3 (File No. 333-267211), which was filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2022, and declared effective by the Commission on September 13, 2022 (the “Form S-3 Registration Statement”). This Amended ATM Prospectus Supplement should be read in conjunction with and is qualified in its entirety by reference to the Original ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Amended ATM Prospectus Supplement is not complete without and may only be delivered or utilized in connection with the Original ATM Prospectus Supplement and any future amendments or supplements thereto.

We filed the Original ATM Prospectus Supplement on September 13, 2022 to register the offer and sale of shares of common stock from time to time under the terms of an equity distribution agreement with Maxim Group LLC (“Maxim”), dated September 13, 2022 (the “Sales Agreement”). In accordance with the terms of the Sales Agreement and the Original ATM Prospectus Supplement (without giving effect to any offering limit imposed by General Instruction I.B.6 of Form S-3), we may offer and sell shares of our common stock having an aggregate offering price of up to $4,000,000 from time to time through Maxim, acting as sales agent, in sales deemed to be “at-the-market” equity offerings (including sales made directly on or through the Nasdaq Capital Market or on any other existing trading market for our common stock) (the “ATM Program”). As disclosed in the Original ATM Prospectus Supplement, the ATM Program is subject to the offering limits of General Instruction I.B.6 of Form S-3, to which we are now subject and which restrict the amount of securities we can offer and sell under our Form S-3 Registration Statement in any rolling 12-month period pursuant to such General Instruction to one-third of the aggregate market value of our voting and non-voting common stock held by non-affiliates.

On January 24, 2023, our Board of Directors approved a 1-for-100 reverse stock split (the “Reverse Stock Split”) of our outstanding shares of common stock and authorized the filing of a certificate of amendment to our certificate of incorporation, as amended, with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) to effect the Reverse Stock Split. On January 26, 2023, we filed the Certificate of Amendment to effect the Reverse Stock Split as of 5:00 p.m. Eastern Time on January 26, 2023. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein give effect to the Reverse Stock Split.

As of the date of the filing of the Form S-3 Registration Statement, we are subject to the limitations imposed by General Instruction I.B.6. As of the date of this Amended ATM Prospectus Supplement, the aggregate market value of our outstanding common stock held by non-affiliates, or our public float, was approximately $25,357,042, based on 1,536,790 outstanding shares of common stock held by non-affiliates and a per share price of $16.50, the closing price of our common stock on January 24, 2023, which is the highest closing sale price of our common stock on The Nasdaq Capital Market within the prior 60 days after giving effect to the Reverse Stock Split. We have not sold any securities pursuant to General Instruction I.B.6. of Form S-3 during the 12-calendar month calendar period that ends on, and includes, the date of this Amended ATM Prospectus Supplement and, as a result, the capacity to sell securities under our Form S-3 Registration Statement pursuant to General Instruction I.B.6 is currently $4,452,347.

Investing in our securities involves a high degree of risk. You should read this Amended ATM Prospectus Supplement and the Original ATM Prospectus Supplement, including the documents incorporated by reference herein and therein, carefully before you make your investment decision. See “Risk Factors” of the accompanying prospectus as well as the documents we file with the Securities and Exchange Commission that are incorporated by reference herein for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Amended ATM Prospectus Supplement or the Original ATM Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 30, 2023.